Exhibit 10.28

Summary of Office Space Arrangement

Between MSG Entertainment Group, LLC and the Knickerbocker Group LLC.

MSG Entertainment Group, LLC, a subsidiary of Madison Square Garden Entertainment Corp. (the “Company”), has agreed to make office space and certain technology services available from time to time to the Knickerbocker Group LLC, an entity owned by James L. Dolan, the Executive Chairman and a director of the Company. The Knickerbocker Group LLC will be charged an amount equal to the cost of such technology services and the allocated cost of the space. The Company can end the arrangement at any time.